Exhibit (d)(6)

December 18, 2020

Holleder Capital LLC

777 South Flagler Drive, Suite 800, West Tower West Palm Beach, Florida 33401

Ladies and Gentlemen:

This letter agreement relates to the ongoing discussions between Iconix Brand Group, Inc. (“Iconix”), on the one hand, and Holleder Capital LLC (“Counterparty” and, together with Iconix, the “Parties”), on the other hand, regarding a potential transaction involving Iconix and Counterparty (such potential transaction, the “Transaction”).

WHEREAS, Counterparty has delivered to Iconix a draft non-binding [Proposed Summary of Terms], attached hereto as Exhibit A (the “Term Sheet”);

WHEREAS, in order for Counterparty to complete its due diligence with respect to, and negotiate definitive agreements providing for, the Transaction, Counterparty would be required to commit significant time and resources; and

WHEREAS, Iconix will devote significant time and resources to the proposed Transaction and may forego significant strategic opportunities by granting the exclusivity described herein;

NOW, THEREFORE, in order to induce each Party to commit such time and resources and in exchange for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Exclusivity.

(a) Beginning on the date of this letter agreement and through the earliest of (i) the Exclusivity Period End Date (as defined below), (ii) such time as Counterparty advises Iconix in writing (including via e-mail) that Counterparty is no longer proceeding with respect to the Transaction for the consideration, or otherwise on substantially the material economic and governance terms, specified in the Term Sheet, (iii) such time as Counterparty fails to, within 48 hours of receipt from Iconix of a written request to confirm in writing (including via e-mail) that Counterparty still intends to proceed with the Transaction for the consideration, or otherwise on substantially the material economic and governance terms, specified in the Term Sheet, so confirm to Iconix in writing (provided that such request shall not be made more than two (2) times), and (iv) the entering into by Iconix and Counterparty or one or more of their respective affiliates of a definitive agreement providing for the consummation of the Transaction (such earliest date, the “Exclusivity Termination Date”), Iconix shall not, and shall cause its controlled affiliates and its and their respective directors and officers (or equivalents) not to, and shall not permit its employees, consultants, investment bankers, attorneys, advisors and other representatives (such affiliates, directors or officers (or equivalents), employees, consultants, investment bankers, attorneys, advisors and other representatives acting on its behalf, collectively, the “Iconix Representatives”) to, in each case other than with Counterparty, any of its affiliates or members or any of its or their respective representatives, (x) (A) engage in any discussions or negotiations with respect to, or (B) directly or indirectly solicit, initiate, negotiate or otherwise discuss or knowingly encourage or knowingly facilitate the making of, in each case of (A) or (B), any Alternative Proposal (as defined below), or (y) enter into any agreement with respect to an Alternative Proposal, and Iconix shall cause its controlled affiliates to, and cause its controlled affiliates to instruct their respective Iconix Representatives to, cease any discussions or negotiations with respect to any Alternative Proposal other than with Counterparty, any of its affiliates or members or any of its or their respective representatives. Iconix will also provide written notice to Counterparty promptly following receipt of any Alternative Proposal. Notwithstanding the foregoing, Counterparty acknowledges that Iconix and its representatives may engage in discussions and negotiations with current or prospective (I) holders of Iconix’s 5.75% Convertible Notes due 2023; and (II) lenders under Iconix’s existing senior secured term loan facility (collectively, the “Lenders”), in each case regarding refinancing, redemption or repurchase transactions, and nothing in this letter agreement shall be construed to preclude Iconix and its representatives from engaging in any such discussions and negotiations or, upon obtaining prior written consent from Counterparty (not to be unreasonably conditioned, withheld or delayed), entering into or effecting any such refinancing, redemption or repurchase transactions; provided that Iconix shall keep Counterparty reasonably apprised of any material discussions with such holders or material developments with respect to such financing arrangements.

(b)           For purposes of this letter agreement, an “Alternative Proposal” means any agreement, offer or proposal for, or any indication of interest in, any transaction involving (i) an acquisition by one or more third parties of debt or equity interests of Iconix or any of its direct or indirect subsidiaries (or any instruments or securities exercisable, convertible, redeemable or exchangeable for equity interests of Iconix or any of its direct or indirect subsidiaries), (ii) a merger, consolidation, share exchange, tender offer, business combination, reorganization, recapitalization, refinancing, liquidation, dissolution or other similar transaction involving Iconix, or (iii) a sale of all or substantially all of Iconix’s assets.

(c)           For purposes of this letter agreement, the “Exclusivity Period End Date” shall be 5:00 p.m. (Eastern time) on January 22, 2021; provided, that the Exclusivity Period Date shall be automatically extended to February 8, 2021 upon delivery by Counterparty, at or before 5:00 p.m. (New York time) on January 22, 2021, of a written notice (on a non-binding basis) to Iconix of its intent to continue pursuing the Transaction; provided, further, that the Exclusivity Period Date shall be automatically extended to February 22, 2021 upon delivery by Counterparty, at or before 5:00 p.m. (New York time) on February 8, 2021, of a written notice (on a non-binding basis) to Iconix of its intent to continue pursuing the Transaction.

2.             Governing Law; Amendments. This letter agreement shall be governed by the internal laws of the State of Delaware applicable to contracts wholly executed and performed therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. This letter agreement shall not be amended or waived except by a written instrument signed by each Party.

3.            Jurisdiction. In any action or proceeding arising out of or relating to this letter agreement or any of the transactions contemplated hereby each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”). Each of the Parties irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the Delaware Courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable legal requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 3.

4.            General. Notwithstanding the execution and delivery of this letter agreement, Counterparty and Iconix expressly acknowledge and hereby agree that each Party shall have an obligation to negotiate in good faith towards the Transaction, however, neither Party shall have any obligation to agree to any particular terms or conditions of the Transaction, or to consummate the Transaction, unless and until a definitive agreement between them or one or more of their respective affiliates providing for the consummation of the Transaction is entered into. In furtherance thereof, Counterparty and Iconix expressly acknowledge and hereby agree that any respective obligations of Counterparty, Iconix or their respective affiliates to consummate the Transaction are subject in all respects to the negotiation, execution and delivery of a definitive agreement between them or one or more of their respective affiliates providing for the consummation of the Transaction, and the satisfaction of the conditions set forth therein, and that neither Party shall have any liability to the other Party if such Party shall terminate discussions or negotiations or refuse or fail for any reason to enter into any such definitive agreement. Nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties any rights or remedies under or by reason of this letter agreement. This letter agreement, together with any confidentiality or nondisclosure agreements previously entered into between or on behalf of Iconix and Counterparty or any of their respective affiliates (collectively, “Confidentiality Agreements”), constitute the entire agreement between Counterparty and Iconix and their respective subsidiaries with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. The existence and the terms of this letter agreement shall be treated by the Parties as the confidential information of both Parties in accordance with the Confidentiality Agreements.

5.                   Counterparts; Effectiveness; Third Party Beneficiaries; Miscellaneous. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. No Party shall assign this Agreement or any of such Party’s rights or obligations hereunder without the prior written consent of each other Party. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. This Agreement, together with any nondisclosure agreement entered into between the Parties, constitutes the entire agreement between the Parties regarding the Transaction and all prior communications verbal or written between the Parties shall be of no further effect or evidentiary value. The term “person” as used in this Agreement will be broadly interpreted to include the media and any corporation, company, group, partnership, limited liability company, other business entity or individual.

[Signature page follows.]

Very truly yours,

ICONIX BRAND GROUP, INC.

By:
Name: Robert Galvin
Title: CEO

Accepted and agreed as of the date first set forth above:

HOLLEDER CAPITAL LLC

By:
Name: Avram Glazer
Title: Member

Exhibit A

Proposed Summary of Terms

[REDACTED]